Exhibit 99.1

Media Contact:	Paul Capelli/Owen Davis
508-253-8530/8468

Investor Contact:	Laurel Lefebvre/Chris Powers
508-253-4080/4632

Staples, Inc. Announces Second Quarter 2010 Dividend

Company to Resume Share Repurchase Program

FRAMINGHAM, Mass., June 7, 2010 — Staples, Inc. (Nasdaq: SPLS) announced today that its Board of Directors has declared a quarterly cash dividend on Staples, Inc. common stock of $0.09 per share.  The dividend is payable on July 15, 2010, to shareholders of record on June 25, 2010.

The company also announced its intention to resume share repurchases under the program authorized by its Board of Directors in June 2007.  The company currently has approximately $1.0 billion of remaining authorization under this share repurchase program, which has no expiration date.

“Our cash flows and balance sheet remain strong,” said Ron Sargent, Staples chairman and chief executive officer.  “This strength gives us the flexibility to invest in key growth initiatives, while at the same time returning excess cash to our shareholders through our quarterly cash dividend and share repurchase program.”

Under this program, the company will repurchase shares in both open market and privately negotiated transactions. The company’s management will determine the timing and amount of the transactions based on its evaluation of market conditions and other factors. Repurchases may also be made under a Rule 10b5-1 plan, which permits the company to repurchase shares when it otherwise would be precluded from doing so under insider trading laws. The repurchase program may be suspended or discontinued at any time. Any repurchased shares will be available for use in connection with the company’s stock plans and for other corporate purposes.

About Staples

Staples, the world’s largest office products company, is committed to making it easy for customers to buy a wide range of office products and services. Our broad selection of office supplies, electronics, technology and office furniture as well as business services, including computer repair and copying and printing, helps our customers run their offices efficiently. With 2009 sales of $24 billion and 91,000 associates worldwide, Staples operates in 25 countries throughout North and South America, Europe, Asia and Australia serving businesses of all sizes and consumers. Staples invented the office superstore concept in 1986 and today ranks second worldwide in e-commerce sales. The company is headquartered outside Boston. More information about Staples (Nasdaq: SPLS) is available at www.staples.com/media.

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